Exhibit 99.2
NAVE COMMUNICATIONS COMPANY
BALANCE SHEET
(UNAUDITED)

December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$99,278
Accounts receivable, net of allowance of $137,982	1,732,333
Inventories	2,223,869
Prepaid expenses	36,729
Total current assets	4,092,209

Property and equipment, at cost	726,459
Less accumulated depreciation and amortization	(422,755)
Net property and equipment	303,704

Other assets	120,000

Total assets	$4,515,913

Liabilities and Equity
Current liabilities:
Line of credit	$1,200,000
Current portion of capital lease obligations	24,364
Accounts payable and accrued expenses	2,058,869
Total current liabilities	3,283,233

Capital lease obligation, less current portion	54,752

Equity:
Common stock, no par value, 1,000 shares authorized, 500 shares issued and outstanding	47,936
Retained earnings	1,129,992
Total equity	1,177,928
Total liabilities and equity	$4,515,913

NAVE COMMUNICATIONS COMPANY
STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended December 31,
	2013	2012

Net sales	$4,071,296	$2,710,696
Cost of sales	2,220,280	1,523,061
Gross profit	1,851,016	1,187,635
General and administrative expenses	1,713,475	1,672,630
Operating income (loss)	137,541	(484,995)
Other income (expense), net:
Other expense	4,785	−
Interest expense	18,298	13,098
Other income (expense), net	23,083	13,098
Net income (loss)	$114,458	$(498,093)

NAVE COMMUNICATIONS COMPANY
STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended December 31,
	2013	2012
Cash Flow from Operating Activities
Net income	$114,458	$(456,685)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,254	27,353
Provision for doubtful accounts	34,982	70,490
Changes in assets and liabilities:
Accounts receivable	119,837	954,871
Inventories	(589,859)	(125,093)
Other current assets	(126,371)	(28,026)
Accounts payable and accrued expenses	96,633	286,651
Net cash provided by (used in) operating activities	(325,066)	729,561

Cash Flows from Investing Activities
Disposal of property and equipment	−	6,162

Cash Flows from Financing Activities
Draws on line of credit	310,100	431,000
Payments on line of credit	(300,000)	(555,000)
Payments on capital lease obligations	(4,397)	(4,594)
Distributions	−	(398,642)
Net cash provided by (used in) financing activities	5,703	(527,236)

Net increase (decrease) in cash and cash equivalents	(319,363)	208,487
Cash and cash equivalents, beginning of period	418,641	−

Cash and cash equivalents, end of period	$99,278	$208,487

NAVE COMMUNICATIONS COMPANY
NOTES TO FINANCIAL STATEMENTS

Note 1 – Description of Business

Nave Communications Company (the Company) was incorporated under the laws of the state of Maryland in 1999. The Company's principal business is to serve as a reseller of new, refurbished and used telecommunications networking equipment, and to offer brokering and asset recovering services to the telecommunication providers.

Note 2 – Line of Credit

The Company has a revolving line of credit with a bank up to $2,000,000 through March 7, 2014. Interest is payable monthly at the greater of the Prime rate or the lender's minimum interest rate plus 2% (3.75% at December 31, 2013). The line of credit is secured by a first lien on substantially all assets of the Company and is unconditionally guaranteed by the Company's majority stockholders. Under the agreement with the bank, the Company is required to maintain certain financial covenants. The outstanding balance on the line of credit was $1,200,000 as of December 31, 2013.

Note 3 – Capital Lease Obligations

The Company leases their telephone system under a capital lease which expires in September 2017. The effective interest rate is 9.3%. Payments are due in monthly installments of $644.

The Company leases a truck under a capital lease which expires in May 2017. The effective interest rate is 5.1%. Payments are due in monthly installments of $1,425.